Exhibit 10.5

SECOND AMENDMENT TO CONSULTING AGREEMENT

THIS SECOND AMENDMENT TO CONSULTING AGREEMENT (“Amendment”) is made and entered into as of this June 30, 2020, by and between Beach House Consulting, LLC, a Minnesota limited liability company (“Consultant”) and Clyra Medical Technologies, Inc., a California corporation (“Client”), with respect to the following:

r e c i t a l s :

A.     Consultant and Client are parties to that certain Consulting Agreement dated December 30, 2015 (“Consulting Agreement”), as amended December 31, 2019 (“First Amendment”).

B.     The Consulting Agreement provides that Consultant is to receive a consulting fee of $1,125,000, payable over 48 months, beginning after Client has generated $250,000 in gross sales of products for three consecutive months.

C.     Client has represented to Consultant that this and other obligations are impeding its efforts to raise capital needed to further its business plan, and has offered Consultant 3,639.03 shares of its common stock in lieu of cash due under the Consulting Agreement.

D.     Company and Consultant desire to amend the Consulting Agreement to reflect the issuance of shares in lieu of cash payment as set forth herein.

E.     Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Consulting Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend, modify and supplement the Consulting Agreement as follows:

1.     Payment of Fees. Section 6 of the Consulting Agreement provides for the payment by Client to Consultant of $1,125,000, payable in 48 monthly installments, payable upon the occurrence of certain trigger events, which, as modified by the First Amendment, have not yet occurred. In full satisfaction of its obligations to pay the consulting fees of $1,150,000, Client shall issue Consultant 3,639.03 shares of Client’s common stock, paid at $310 per share. Client acknowledges receipt of same and the satisfaction of Client’s obligations to pay the consulting fees.

2.     Miscellaneous.

(a)     Effect of Amendment. Except to the extent the Consulting Agreement is modified by this Amendment, the remaining terms and conditions of the Consulting Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Consulting Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

(b)     Entire Agreement. The Consulting Agreement, together with this Amendment, embodies the entire understanding between the parties hereto with respect to its subject matter and can be changed only by an instrument in writing signed by the parties hereto.

(c)     Counterparts. This Amendment may be executed in one or more counterparts, including the transmission of counterparts by facsimile or electronic mail, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Consulting Agreement as of the day and year first-above written.

CLIENT CLYRA MEDICAL TECHNOLOGIES, INC. /s/Steven V. Harrison By: _______________________ Steven V. Harrison, President	CONSULTANT BEACH HOUSE CONSULTING, LLC /s/Jack B. Strommen By: _________________________ Jack B. Strommen, Manager